Exhibit 99.2

Silverstar Complies With Nasdaq Marketplace Rule 4350(b)(1)(B)

BOCA RATON, Fla., Nov. 7, 2008 -- Silverstar Holdings, Ltd. (NasdaqCM:SSTR - News), in compliance with Nasdaq Marketplace Rule 4350(b)(1)(B), which requires separate disclosure of receipt of an audit opinion that contains a going concern qualification, disclosed that its previously filed Annual Report on Form 10-K for the fiscal year ended June 30, 2008 contains a going concern qualification from its independent registered public accounting firm, Rachlin LLP.

This announcement does not represent any change or amendment to Silverstar's fiscal 2008 financial statements or to its Annual Report on Form 10-K for the year ended June 30, 2008.

About Silverstar Holdings

Silverstar Holdings Ltd. is an international publisher and developer of interactive entertainment software. It currently owns Empire Interactive, PLC and Strategy First, Inc. Empire Interactive (http://www.empireinteractive.com) is a leading developer and publisher of interactive entertainment software games, including Starsky & Hutch, Big Mutha Truckers, Ford Racing and FlatOut. Empire's products are delivered on both console and PC platforms. Strategy First (http://www.strategyfirst.com) is a developer and worldwide publisher of entertainment software for the PC. For more information about Silverstar Holdings visit http://www.silverstarholdings.com.

The statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties, including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, regulatory approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the company's filings with the Securities and Exchange Commission.

Contact:

Silverstar Holdings Ltd.
Clive Kabatznik, President and CEO
561-479-0040
clive@silverstarholdings.com

Liolios Group, Inc.
Investor Relations:
Matt Glover
Ron Both
949-574-3860
info@liolios.com